[Exhibit 21.1]

                SIX DIAMOND RESORTS INTERNATIONAL
                          SUBSIDIARIES
                      As of March 15, 2008


  * Six Diamond Resorts International (the Company), a Cayman company, is the parent company.

  *  The Company owns 100% of Six Diamond Resorts International,
     S.A. ("SDRI"), a Panamanian company.

  * SDRI owns 100% of Diamond Properties, SA, a Panamanian company

  * SDRI owns 100% of SDRI, LLC, a Delaware limited liability company

  *  SDRI, LLC owns 100% of Diamond Development Designs, LLC, a
     Delaware limited liability company